EXHIBIT 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Frank Vitrano	Karen Rugen
(717) 972-3948	(717) 730-7766
or investor@riteaid.com

RITE AID UPDATES PLANS FOR REVERSE STOCK SPLIT
AFTER RECEIVING ADDITIONAL TIME TO REGAIN NYSE COMPLIANCE

CAMP HILL, PA (March 9, 2009) — Rite Aid Corporation (RAD: NYSE) announced today that its Board of Directors has delayed effecting the company’s previously announced reverse stock split following the New York Stock Exchange's (NYSE) recent temporary suspension of its minimum share price listing rule.  The suspension provides Rite Aid with additional time and flexibility to regain compliance with the rule. Rite Aid continues to be listed and trade as usual on the NYSE.

The objective of the reverse stock split is to ensure that Rite Aid regains compliance with the NYSE minimum share price listing rule and maintains its listing on the NYSE.  On October 17, 2008, Rite Aid announced plans for either a 1-for-10, 1-for-15 or 1-for-20 reverse stock split after being notified by the NYSE that it was no longer in compliance with the share price rule.  Shareholders approved the reverse stock split on December 2, 2008.  On February 26, 2009, the NYSE announced that it is suspending application of the share price rule until June 30, 2009, which extends Rite Aid’s cure period to regain compliance.  Per the rules of the recent suspension, Rite Aid can now regain compliance by achieving the required $1.00 closing share price and $1.00 average closing share price over the preceding 30 consecutive days on any of the following dates: April 16, 2009; April 30, 2009; May 29, 2009; June 30, 2009; and August 17, 2009.  Before the temporary suspension of the share price rule, Rite Aid’s cure period was to end on April 16, 2009.

The Board will determine the exchange ratio and timing of the reverse stock split, if implemented, prior to or immediately following the end of the suspension period based on market conditions, the company’s share price and NYSE rules at such time. The Board will base the decision upon its evaluation of when such action would be most advantageous to the company and its stockholders.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia with fiscal 2008 annual sales of more than $24.3 billion.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release does not constitute an offer of any securities for sale.  This press release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Consequently, all of the forward-looking statements made in this press release, are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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